Exhibit 99.1

JAGGED PEAK, INC. ANNOUNCES FINANCIAL RESULTS FOR

SECOND QUARTER OF FISCAL 2006

Company Contact:	Investor Relations Contact:
Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
727-499-1717	727-499-1717

•	NET REVENUES INCREASED 24% TO $5.86 MILLION

•	Q2 OPERATING PROFIT

•	4% INCREASE IN GROSS PROFIT

•	EBITDA POSITIVE FOR THIRD STRAIGHT QUARTER

CLEARWATER, FL–August 14, 2006–Jagged Peak, Inc. (OTCBB: JGPK), a global provider of enterprise commerce, demand management, and fulfillment solutions and services announced today financial results for the second quarter ended June 30, 2006.

Net revenues for the 26-week period increased over 24 percent to approximately $5.86 million, compared to $4.7 million for the same period last year. The increase in net revenue related primarily to increased technology revenue and increased transaction volume. Costs of sales, which consist primarily of labor, software amortization, technology, facilities and other reimbursable expenses increased by approximately 19 percent to approximately $4.4 million, compared to approximately $3.7 million for the same period last year. As a percentage of revenue, cost of sales decreased by approximately 4 percent compared to the same period last year. The increased cost of sales and the decrease as a percentage of revenue resulted primarily from increased order volume, increased productivity, increased higher margined professional services, technology enhancements and costs related to increased shipping revenue. General and Administrative expenses increased by approximately 23 percent to approximately $1.46 million compared with costs of approximately $1.18 million last year. The increase in the cost primarily related to the sales and marketing efforts, increases in infrastructure, non-capitalization of technology enhancements and increases in expenses directly related to being a public entity. The Company reported a net loss of approximately $78,200, or $(0.01) per weighted average share, compared with net a loss of $201,400, or $(0.02) per weighted average share.

Paul Demirdjian, Chief Executive Officer of Jagged Peak, Inc., commented, “We have completed another successful quarter and all of our primary objectives for the second quarter. We continue to see a solid growth rate of approximately 24% compared to the prior period, which has primarily resulted from our strong core customer base. During the quarter our EDGE platform was successfully deployed in Switzerland as an ecommerce platform. We continue development and deployment on several large projects that are expected to be launched in third quarter. In addition, we have undertaken several initiatives to launch a global marketing plan starting in the third quarter of 2006. Our goal continues to be to rapidly expand our technology business and specifically the EDGE software.” Paul Demirdjian also commented, “Operationally, we continue to work with our suppliers and our employees to lower our operational costs, which have started to bear positive results with a higher gross margin.”

Andrew J. Norstrud, Chief Financial Officer of Jagged Peak, Inc., commented, “Our second quarter performance reflects our continued leverage of our technology, infrastructure and customer relationships. The Company is EBITDA positive for the third consecutive quarter, while not capitalizing any cost for technology enhancements during the period. Management has continued to control our growth to ensure that we are able to internally generate the necessary cash flow to service our customers, our debt and our suppliers. We will continue to work with our banking and equity relationships to obtain the necessary working capital to continue to implement our growth strategies.”

EBITDA for the 26-week period ended June 30, 2006 was approximately $258,400 compared to approximately $63,900 in the comparable period of the prior year. The increase in the EBITDA is primarily related to the increased sales and increased productivity.

	For the 26-weeks ended
	June 30, 2006	July 1, 2005
Net loss as reported	$(78,200)	$(201,400)
Income tax benefit	(34,500)	(71,100)
Interest expense	105,600	90,900
Depreciation and amortization	265,500	245,500

EBITDA	$258,400	$63,900

EBITDA represents net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. In addition, the Company uses non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs; and (b) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company’s performance. The Company compensates for these limitations by relying primarily on the Company’s GAAP results and using EBITDA only as supplemental information.

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTCBB: JGPK), is a global provider of enterprise commerce, demand management, and fulfillment logistics solutions and services. The Company’s flagship product, EDGE (Enterprise Dynamic Global Engine), is a completely web-based software application that enables companies to automate and optimize order management, inventory and fulfillment business processes across multiple distribution points, customers, suppliers, and partners in real-time.

Jagged Peak serves a growing list of global clients in multiple industry segments including financial services, insurance, pharmaceutical, travel and tourism, automotive, manufacturing, and consumer goods. Deloitte and Touche’s Fast 50/Fast 500 program has recognized Jagged Peak as one of America’s fastest growing technology companies for four consecutive years (2000-2004). For more information, visit www.jaggedpeak.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 30, 2005.

-Tables Follow-

Jagged Peak, Inc.

Statements of Operations (Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2006	July 1, 2005	June 30, 2006	July 1, 2005
Revenue
Gross revenue	$3,556,500	$2,636,000	$7,213,400	$5,332,800
Discounts, freight and other	(667,700)	(315,300)	(1,355,800)	(625,600)

Net revenues	2,888,800	2,320,700	5,857,600	4,707,200
Cost of sales	2,168,200	1,891,800	4,401,600	3,709,800

Gross profit	720,600	428,900	1,456,000	997,400

Operating expenses:
General and administrative expenses	699,900	604,900	1,455,200	1,179,000

Operating profit (loss)	20,700	(176,000)	800	(181,600)

Other expenses:
Interest expense	65,700	37,400	105,600	90,900
Loss on disposal of assets	7,900		7,900

Total other expenses	73,600	37,400	113,500	90,900

Loss before tax benefit	(52,900)	(213,400)	(112,700)	(272,500)

Provision for income tax benefit	(16,000)	(53,600)	(34,500)	(71,100)
Net loss	$(36,900)	$(159,800)	$(78,200)	$(201,400)

Weighted average number of common shares outstanding – basic & fully diluted	13,927,631	12,628,092	13,855,948	12,628,092

Net loss per share – basic & fully diluted	$(0.00)	$(0.01)	$(0.01)	$(0.02)

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